MICHAEL T. STUDER CPA, P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516)378-1000
Fax: (516)546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
VoiceServe, Inc.

I consent to the use in Form SB-2 of my report dated July 5, 2007 (except as to Note 10, which is as of August 30, 2007) included therein relating to the consolidated financial statements of VoiceServe, Inc. and subsidiary as of  March 31, 2007 and 2006 and for the years then ended.  I also consent to the reference to the firm under the heading “Interests of Named Experts and Counsel” in this registration statement.

                    /s/ Michael T. Studer
                    Michael T. Studer CPA P.C.

Freeport, New York
August 30, 2007